UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2015 (March 6, 2015)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Revolving Credit Facility
On March 6, 2015, a group of single purpose entities structured as limited liability companies (each a “Borrower” and collectively, the “Borrowers”), each of which has as its sole member RREEF Property Operating Partnership, LP (the “Operating Partnership”), a wholly owned subsidiary of RREEF Property Trust, Inc. (the “Company”), entered into a secured revolving credit facility (the “Credit Facility”) pursuant to a revolving loan agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association, as administrative agent and lender (“Wells Fargo”), and other lending institutions that may become parties to the Loan Agreement (together with Wells Fargo, collectively the “Lenders”).
Pursuant to the Loan Agreement, the Lenders have committed to make up to $75.0 million (subject to increase as described below, the “Revolving Commitments”) in revolving loans to the Borrowers (the “Revolving Loans”). Subject to meeting certain conditions described in the Loan Agreement, the Revolving Commitments may be increased upon the request of the Borrowers no more frequently than once per calendar quarter, in minimum increments of $25.0 million, provided, that such increases may not cause the aggregate amount of the Revolving Commitments to exceed $150.0 million. Wells Fargo, in consultation with the Borrowers, will manage all aspects of the syndication of such increases in the aggregate Revolving Commitments. The Borrowers may terminate or reduce the amount of the Revolving Commitments at any time and from time to time without penalty or premium upon prior written notice to Wells Fargo, provided that the Borrowers may not reduce the Revolving Commitments below $10.0 million unless the Borrowers are terminating the Revolving Commitments in full.
The entire outstanding amount of principal and unpaid interest on the Revolving Loans is due and payable in full on March 6, 2018 (the “Maturity Date”). The Maturity Date may be extended by the Borrowers for up to two one-year extension terms (each an “Extension Option”), subject to the delivery by the Borrowers of at least 45 days written notice to Wells Fargo of a request to exercise such an Extension Option and the satisfaction of certain other conditions set forth in the Loan Agreement. Borrowers may prepay any Revolving Loan at any time without premium or penalty upon delivery to Wells Fargo of prior written notice of the prepayment. Each voluntary prepayment of a Revolving Loan must be in an aggregate minimum amount of at least $500,000 and integral multiples of $100,000 in excess thereof. If any payment by a Borrower required under the Loan Agreement is not paid within ten days after it becomes due and payable, such Borrower will pay a late charge in an amount equal to 4% of such delinquent payment.
The Credit Facility will be secured by cross-collateralized and cross-defaulted first mortgage liens and security agreements on real estate assets owned, controlled and managed by the Borrowers (“Properties”) that meet the collateral pool eligibility criteria, as set forth in the Loan Agreement. Additional collateral will include an assignment of all leases, rents, other income and contracts for the Properties and other collateral assets, assignments of management agreements, interest rate protection agreements and other agreements related to the collateral Properties, as well as other security instruments customary for a transaction of this nature.
Revolving Loans will bear interest at a per annum base rate based upon the London Interbank Offered Rate (“LIBOR”) for a period of one month, plus a margin ranging from 1.70% to 1.90%, depending upon the debt yield of the Properties. If an event of default exists under the Loan Agreement, then during the period an event of default is continuing, the Borrowers will pay to Wells Fargo, for the account of each Lender, interest on the outstanding principal amount of any Revolving Loans made by such Lender at a default rate per annum equal to the lesser of: (1) the maximum interest rate permitted by applicable law; or (2) 5.0% above the then applicable interest rate payable under the Loan Agreement.
The Borrowers paid Wells Fargo, for the account of the Lenders, a commitment fee equal to $337,500, or 0.45% of the Revolving Commitments, at the closing. The Borrowers will also pay Wells Fargo, for the account of the

Lenders, an extension fee of 0.15% of the then current Revolving Commitments at the closing of any Extension Option. During the period any Revolving Commitments are available, the Borrowers will pay Wells Fargo, for the account of the Lenders, an unused facility fee based on the average daily amount by which the aggregate amount of the Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans (the "Unused Commitments"). When the Unused Commitments equal or exceed 50% of the aggregate Revolving Commitments, an unused facility fee of 0.25% per annum will be charged. When the Unused Commitments are less than 50% of the aggregate Revolving Commitments, a fee of 0.15% per annum will be charged. Such unused facility fee will be payable quarterly in arrears.
The Loan Agreement contains customary representations, warranties, borrowing conditions and affirmative, negative and financial covenants, including minimum net worth, debt yield and leverage ratio requirements and REIT status requirements. The Loan Agreement also includes usual and customary events of default and remedies for credit facilities of this nature. Events of default under the Loan Agreement include, but are not limited to: (1) the failure by any Borrower to make any payments when due under the Loan Agreement or any other loan document; (2) the failure of any Borrower to perform or observe any term, covenant or agreement under the Loan Agreement or any other loan document, subject to applicable cure periods; (3) the bankruptcy or insolvency of any Borrower or the Company; (4) judgments and attachments, with customary limits and grace periods, against any Borrower or its property; and (5) a change in control (as defined by the Loan Agreement) of the Company. Upon the occurrence of an event of default relating to the bankruptcy or insolvency of the Company or any Borrower, (a) the outstanding principal and all accrued interest on the Revolving Loans and all of the other obligations of the Borrowers under the Loan Agreement and any other loan documents will become automatically due and payable by the Borrowers, and (b) the Revolving Commitments and the obligation of the Lenders to make Revolving Loans will automatically terminate. Upon the occurrence of any other event of default, Wells Fargo may, at the direction of the required number of Lenders, exercise certain remedies as set forth in the Loan Agreement, including exercising all rights and remedies available under the Loan Agreement or any other loan document, and, to the extent permitted by applicable law, appointing a receiver to take possession of all or any portion of any Property and other collateral under the Loan Agreement.
On March 6, 2015, the Borrowers drew $43.4 million under the Credit Facility to repay the Regions Facility (defined below).
The description of the Loan Agreement set forth above is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Guaranty Agreement

In connection with the Loan Agreement, the Company entered into a limited guaranty agreement in favor of Wells Fargo for the benefit of the Lenders (the "Guaranty Agreement"). Pursuant to the Guaranty Agreement, the Company has unconditionally and irrevocably agreed to pay to Wells Fargo, for the benefit of the Lenders, on demand, any and all losses, damages and liabilities incurred by Wells Fargo or the Lenders with respect to certain matters, including but not limited to: (1) any fraud or intentional or willful misrepresentation by any Borrower or the Company; (2) any criminal act by any Borrower or the Company which results in a forfeiture of any portion of any Property; (3) material physical waste of any Property caused by the intentional acts of any Borrower or the Company; (4) failure to deliver any insurance or condemnation proceeds or awards received by any Borrower to Wells Fargo or to otherwise apply such sums as required under the terms of the Loan Agreement; and (5) failure by any Borrower to comply with certain representations and warranties in the Loan Agreement regarding the special purpose entity status of the Borrowers.

The Guaranty Agreement further provides that the Company will be fully and personally liable for the payment and performance of all obligations set forth in the Loan Agreement and all other loan documents, including the payment of all principal, interest and other amounts due under the Loan Agreement, in the event, among other things: (1) any Borrower files a voluntary petition, or consents to or otherwise acquiesces in or joins any involuntary petition filed against it, under any present or future federal or state law regarding bankruptcy, reorganization or other debtor relief; (2) an affiliate, officer, director, or representative which controls any Borrower files, or joins in the filing of, an involuntary petition for bankruptcy against any Borrower; (3) any Borrower makes an assignment for the benefit of creditors or admits its insolvency or inability to pay its debts as they become due; (4) any Borrower breaches any covenant in the Loan Agreement or other loan documents prohibiting any Borrower from incurring indebtedness other than certain expressly permitted indebtedness; or (5) an event of default occurs under the Loan Agreement as a result of a Borrower making certain prohibited transfers of interests in Properties.

The description of the Guaranty Agreement set forth above is qualified in its entirety by reference to the Guaranty Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Environmental Indemnity Agreement

In connection with the Loan Agreement, the Company and the Borrowers entered into a Hazardous Materials Indemnity Agreement in favor of Wells Fargo for the benefit of the Lenders (the “Environmental Indemnity”). Pursuant to the Environmental Indemnity, the Company and the Borrowers (collectively, the "Indemnitors”) agree to, on a joint and several basis, indemnify and hold harmless Wells Fargo, each Lender and each of their respective parents, subsidiaries, affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Indemnitees”), from any losses, liabilities, claims and expenses which any Indemnitee incurs as a result of certain actions related to hazardous materials (as defined in the Environmental Indemnity), including but not limited to: (1) the use, generation, storage, treatment, release, disposal, transportation or presence of hazardous materials in, on, or under, about or migrating from any Property; (2) any violation or claim of violation of any law related to hazardous materials relating to any Property; or (3) the breach by any Indemnitor of any of the representations, warranties and covenants made by the Indemnitors under the Environmental Indemnity.

The description of the Environmental Indemnity set forth above is qualified in its entirety by reference to the Environmental Indemnity, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K.

Item 1.02    Termination of a Material Definitive Agreement.

On May 1, 2013, the Operating Partnership entered into a secured revolving credit facility providing for up to $50.0 million of borrowings pursuant to a credit agreement with Regions Capital Markets, as sole lead arranger and sole book runner and Regions Bank, as lender and administrative agent (the “Regions Facility”). In connection with the execution of the Loan Agreement as described under Item 1.01 of this Current Report on Form 8-K, on March 6, 2015, the Operating Partnership entered into an agreement with Regions Capital Markets and Regions Bank, and other lenders thereto, to terminate the Regions Facility. As of March 6, 2015, the Operating Partnership had $42.4 million of outstanding borrowings under the Regions Facility, all of which were fully repaid with borrowings under the Credit Facility. There were no prepayment penalties in connection with the repayment of outstanding borrowings under the Regions Facility or the termination of the Regions Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

The exhibits filed as part of this Current Report on Form 8-K are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric M. Russell
Name:	Eric M. Russell
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: March 11, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1
Revolving Loan Agreement, dated as of March 6, 2015, by and among RPT 1109 Commerce Boulevard, LLC, RPT Anaheim Hills Office Plaza, LLC, RPT Heritage Parkway, LLC, RPT Terra Nova Plaza, LLC, RPT Wallingford Plaza, LLC and Wells Fargo Bank, National Association, as Lender and administrative agent.

10.2	Guaranty Agreement, dated as of March 6, 2015, by RREEF Property Trust, Inc. in favor of Wells Fargo Bank, National Association.
10.3
Hazardous Materials Indemnity Agreement, dated March 6, 2015, by RREEF Property Trust, Inc., RPT 1109 Commerce Boulevard, LLC, RPT Anaheim Hills Office Plaza, LLC, RPT Heritage Parkway, LLC, RPT Terra Nova Plaza, LLC and RPT Wallingford Plaza, LLC, and in favor of Wells Fargo Bank, National Association.